STONE ENERGY CORPORATION
Announces Receipt of Requisite Consents with Respect to its Tender Offer and Consent Solicitation for its 8 1/4% Senior Subordinated Notes due 2011
LAFAYETTE, LA. January 26, 2010
     Stone Energy Corporation (NYSE: SGY) today announced that it had received, as of 5:00 p.m., New York City time, on January 25, 2010 (the “Consent Expiration”), tenders and consents from holders of over 96.6% of the aggregate principal amount of its outstanding 8 1/4% Senior Subordinated Notes due 2011 (the “Notes”) in connection with its previously announced tender offer and consent solicitation for the Notes, which commenced on January 11, 2010 and is described in the Offer to Purchase and Consent Solicitation Statement dated January 11, 2010 (the “Offer to Purchase”).
     Stone intends to execute a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes to permit Stone to redeem the Notes on as little as three days prior written notice. The Supplemental Indenture will not become operative until a majority in aggregate principal amount of the outstanding Notes has been purchased by Stone pursuant to the terms of the tender offer and the consent solicitation, which is expected to occur today, January 26.
     Stone’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is subject to a number of conditions that are set forth in the Offer to Purchase, including the closing today of Stone’s previously announced public offering of $275 million of 8.625% senior notes due 2017. Subject to the satisfaction or waiver of these conditions, on January 26, all Holders who validly tendered (and did not validly withdraw) their Notes prior to the Consent Expiration will receive total consideration equal to $1002.50 per $1,000 principal amount of the Notes, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.
     Holders who tender (and do not validly withdraw) their Notes after the Consent Expiration and prior to the expiration of the tender offer, will be entitled to receive consideration equal to $972.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes accepted for purchase. Holders of Notes tendered after the Consent Expiration will not receive a consent payment. The tender offer will expire at 9:00 a.m., New York City Time, on Tuesday, February 9, 2010, unless extended by Stone in its sole discretion.
     Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders will be subject to the terms of the Supplemental Indenture even though they did not consent to the amendments.

     Stone has engaged BofA Merrill Lynch as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-4603 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D. F. King & Co., Inc., the Information Agent, at (888) 567-1626 (toll free) or (212) 269-5550 (collect).
     This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The tender offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.